Exhibit 10.1.4

UNIVISION COMMUNICATIONS INC.
CHANGE IN CONTROL SEVERANCE PLAN

The Company hereby adopts the Univision Communications Inc. Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated.  The Plan, as set forth herein, is intended to help retain certain executive officers, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.  The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1.                                                        DEFINITIONS.  As hereinafter used:

1.1        “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2        “Board” means the Board of Directors of the Company.

1.3        “Cause” shall mean that the Eligible Employee has:  (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to the Eligible Employee by the Board, which specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) committed or engaged in an act of (1) theft, embezzlement or fraud, or (2) a willful and material breach of confidentiality or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) willfully breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries; (d) been convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; (e) materially and willfully breached any agreement with the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries; (f) engaged in unfair competition with, or otherwise acted willfully in a manner materially injurious to the reputation, business or assets of, the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries; or (g) improperly and willfully induced (1) a vendor or customer to break or terminate any material contract with the Company, any of its subsidiaries or any

Affiliate of the Company or any of its subsidiaries or (2) a principal for whom the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries acts as agent to terminate such agency relationship.  No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.  For the avoidance of doubt, this definition of Cause shall control for all purposes of determining the rights to benefits under the Plan, regardless of any inconsistency between this definition and a definition of “Cause” that is set forth in any employment, severance or other agreement between the Eligible Employee on the one hand, and the Company or any subsidiary of the Company or any Affiliate of the Company or any subsidiary of the Company, on the other hand.

1.4        A “Change in Control” shall be deemed to mean the first of the following events to occur after the Effective Date:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections 1.4(c)(1), (2) and (3) below;

(b)                                 Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under Section (c) above.

1.5        “Change in Control Protection Period” shall mean the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.

1.6        “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.7        “Company” means Univision Communications Inc. or any successors thereto.

1.8        “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.9        “Effective Date” shall mean May 18, 2006.

1.10      “Eligible Employee” means any full-time employee of the Company or any subsidiary thereof designated by the Company as an Eligible Employee.

1.11      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13      “Good Reason” means (i) a material adverse alteration in the nature or status of such employee’s responsibilities with the Company or any subsidiary thereof from those in effect on the Effective Date or immediately prior to the Change in Control, (ii) a reduction in salary or target bonus opportunity from those in effect on the Effective Date or immediately prior to the Change in Control, (iii) a relocation of such employee’s principal place of business that causes such employee’s commute from his or her principal residence to the new work location to increase by at least 50 miles, or (iv) the Eligible Employee no longer being in the same position with a New York Stock Exchange publicly traded company that has publicly traded equity float in excess of $5 billion.

1.14      “Maximum Annual Bonus” means two times (2x) the Eligible Employee’s annual base salary as in effect on the Effective Date, immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is highest.

1.15      “Plan” means the Univision Communications Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.16      “Plan Administrator” means the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

1.17      “Safe Harbor Amount” shall mean the greatest pre-tax amount of Payments that could be paid to an Eligible Employee without causing an Eligible Employee to become liable for any Excise Tax in connection therewith.

1.18      “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any subsidiary thereof, other than for Cause, death or Disability or (b) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period.

1.19      “Severance Date” means the date on which an Eligible Employee incurs a Severance.

SECTION 2.                                                        CHANGE IN CONTROL SEVERANCE BENEFITS

2.1        Generally.  Subject to Section 2.9 and Section 4 hereof, all Eligible Employees shall be entitled to severance payments and benefits pursuant to applicable provisions of Section 2 of this Plan if they incur a Severance during the Change in Control Protection Period.  For purposes of calculating severance benefits pursuant to this Section 2, any reduction in an Employee’s annual base salary or Maximum Annual Bonus during the Change in Control Protection Period shall be disregarded.

2.2        Payment of Accrued Obligations.  The Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, paid as soon as practicable but no later than 10 days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) subject to Section 2.10 of this Plan, the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

2.3        Payment of Salary and Bonus.  Subject to Sections 2.9, 2.10 and 4 hereof, the Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to the greater of (a) the amount to which such Eligible Employee is entitled to receive under a written employment agreement or other individual severance arrangement with the Company (excluding for purposes of this calculation amounts payable under the Company’s Change in Control Retention Bonus Plan) or (b) three times (3x) the sum of (1) his or her annual base salary (as in effect on the Effective Date, immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is highest) plus (2) his or her Maximum Annual Bonus.

2.4        Payment of Pro-Rata Bonus.  Subject to Sections 2.9, 2.10 and 4 hereof, the Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment as soon as practicable but in no event later than 10 days after the Severance Date equal to the product of (a) the Eligible Employee’s Maximum Annual Bonus in which the Severance Date occurs or in which the Change in Control occurs, if greater and (b) a fraction, the numerator of which is the number of full and partial months completed from the first day of the fiscal year in which the Severance Date occurs through the Severance Date, and the denominator of which is twelve (12).

2.5        Immediate Vesting of Equity-Based Compensation Awards upon a Change in Control.  Subject to Sections 2.9, 2.10 and 4 hereof, in the case of each Eligible Employee who incurs a Severance during the Change in Control Protection Period, each option to acquire shares of common stock of the Company (“Company

Common Stock”), each share of restricted Company Common Stock, and each restricted stock unit denominated in shares of Company Common Stock then held by the Eligible Employee and which have not previously vested (other than restricted stock units granted pursuant to the Company’s Change in Control Retention Bonus Plan which shall vest in accordance with their original terms), in each case which was granted prior to the Change in Control, shall vest and become immediately and fully exercisable, as the case may be, to the extent not previously vested and/or exercisable, and each such vested stock option shall remain exercisable in accordance with its terms.  Each such restricted stock unit shall be settled in accordance with its terms.

2.6        Benefit Continuation.  Subject to Sections 2.9, 2.10 and 4 hereof, in the case of each Eligible Employee who incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for thirty-six (36) months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), the Company shall provide to each such Eligible Employee (and anyone entitled to claim under or through such employee) all Company-paid benefits under any group health plan, dental plan, disability plan, accidental death and dismemberment policy and life insurance policy of the Company (as in effect immediately prior to such employee’s Severance Date or, if more favorable to such employee, on the Effective Date or immediately prior to the Change in Control) for which employees of the Company are eligible, to the same extent as if such employee had continued to be an employee of the Company.  To the extent that such employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, such employee and anyone entitled to claim under or through such employee with equivalent health and dental benefits under an alternative arrangement during the Welfare Benefit Continuation Period.  The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.  In addition, for a period of thirty-six (36) months following such Eligible Employee’s Severance Date, the Company shall continue to pay the premiums due on individual life insurance policies held in the name of any Eligible Employee as of the Change in Control Date.

2.7        Outplacement Services.  Subject to Section 2.9 and Section 4 hereof, each Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be provided with outplacement services for up to 12 months following the Severance Date.

2.8        Legal Fees. The Company shall reimburse each Eligible Employee whose termination of employment occurs during the Change in Control Protection Period for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under Section 2 of this Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).

2.9        Release.  No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof) unless he or she first executes a written release substantially in the form attached hereto as Schedule A and does not revoke such release within the time permitted therein for such revocation.

2.10      409A. Notwithstanding the foregoing provisions of this Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Severance Date shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s “separation from service” within the meaning of Section 409A.

SECTION 3.                                                        PLAN ADMINISTRATION.

3.1        The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2        The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3        The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

3.4        Following the occurrence of a Change in Control, the Company may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual ceases to be affiliated with the Company, the Company may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who either (a) were officers of the Company immediately prior to the Change in Control or (b) were directors of the Company immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control.

SECTION 4.                                                        EXCISE TAX.

4.1        In the event it shall be determined (as hereafter provided) that any payment or distribution whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation payments or acceleration of vesting in respect of any equity-based or other award), or similar right (collectively, a “Payment”), to or for the benefit of an Eligible Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Eligible Employee shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Eligible Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the previous sentence, if the aggregate Payment does not equal or exceed 115% of the Safe Harbor Amount, then no Gross-Up Payment shall be payable to the Eligible Employee and the aggregate amount of Payment payable to the Eligible Employee shall be reduced in the manner selected by the Eligible Employee to the Safe Harbor Amount.

4.2        Subject to Section 4.4 of this Plan, all determinations required to be made under this Section 4, including whether an Excise Tax is payable by an Eligible Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) designated by the Company prior to a Change in Control and reasonably acceptable to the Eligible Employee.  If the Accounting Firm determines that any Excise Tax is payable by the Eligible Employee, the Company will pay the required Gross-Up Payment to the Eligible Employee no later than five calendar days prior to the due date for the Eligible Employee’s income tax return on which the Excise Tax is included.  If the Accounting Firm determines that no Excise Tax is payable by the Eligible Employee, it will, at the same time as it makes such determination, furnish the Eligible Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Eligible Employee.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts or fails to pursue its remedies pursuant to Section 4.4 hereof, and the Eligible Employee thereafter is required to make a payment of any Excise Tax, the Eligible Employee shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Eligible Employee as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Eligible Employee within five business days after receipt of such determination and calculations.

4.3        The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4.2 hereof will be borne by the Company.  If such fees and expenses are initially advanced by the Eligible Employee, the Company will reimburse the Eligible Employee the full amount of such fees and expenses within five business days after receipt from the Eligible Employee of a statement therefore and reasonable evidence of his payment thereof.

4.4        The Eligible Employee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after the Eligible Employee actually receives notice of such claim and the Eligible Employee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Eligible Employee).  The Eligible Employee will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due.  The Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with contesting such claim and will indemnify and hold harmless the Eligible Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 4.4, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 4.4 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Eligible Employee may participate therein at his own cost and expense) and may, at its option, either direct the Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that, if the Company directs the Eligible Employee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Eligible Employee on an interest-free basis and will indemnify and hold the Eligible Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Eligible Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.5        If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to Section 4.4 hereof, the Eligible Employee receives any refund with respect to such claim, the Eligible Employee will (subject to the Company’s complying with the requirements of Section 4.4 hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to Section 4.4 hereof, a determination is made that the Eligible Employee will not be entitled to any refund with respect to such claim, and the Company does not notify the Eligible Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid, and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 4.  If, after the receipt by the Eligible Employee of a Gross-Up Payment but before the payment by the Eligible Employee of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by the Eligible Employee is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 4, shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to the Eligible Employee exceeds the Gross-Up Payment required under this Section 4.

SECTION 5.                                                        PLAN MODIFICATION OR TERMINATION.

The Plan may not be terminated prior to the end of the Change in Control Protection Period.  The Plan may be amended by the Board at any time; provided, however, that the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee.  For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as an Eligible Employee or any action taken by the Company or the Plan Administrator to decrease the benefits for which an Eligible Employee is eligible, and (b) any amendment to Section 3.4 or this Section 5 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 6.                                                        GENERAL PROVISIONS.

6.1        Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2        If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.3        Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4        If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5        This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.  If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.6        The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7        The Plan shall not be required to be funded unless such funding is authorized by the Board.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8        Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.9        This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

6.10      All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

SECTION 7.                                                        CLAIMS, INQUIRIES, APPEALS.

7.1        Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o Univision Communications Inc. Legal Department

5999 Center Drive

Los Angeles, CA 90045

7.2        Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3        Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o Univision Communications Inc. Legal Department

5999 Center Drive

Los Angeles, CA 90045

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4        Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.

7.5        Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6        Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

SCHEDULE A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

I UNDERSTAND THAT I HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In consideration of, and subject to, the payments to be made to me by Univision Communications Inc. (“Univision”) or any of its subsidiaries, pursuant to the Univision Communications Change in Control Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by Univision or any subsidiary thereof after the date hereof, and I further agree to and do release and forever discharge Univision or any subsidiary of Univision and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with Univision or any subsidiary of Univision or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U. S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, all as amended.  Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of Univision or any subsidiary or parent of Univision; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of Univision and any subsidiary of Univision, and my rights under any directors’ and officers’ liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and Univision’s acknowledgment of my rights reserved under the preceding paragraph above.

I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.

I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by Univision to do so if I choose.  I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the Vice-President of Human Resources at Univision’s corporate headquarters (or some other designee).

Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms.  This is the entire Agreement between the parties and is legally binding and enforceable.

This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the State of Delaware.

I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to Employee:	Univision Communications Inc.

Date Signed by Employee:	By:

Title:
Seven-Day Revocation Period Ends:

Signed:	Date:

(Print Employee’s Name)